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                                                                                 EXHIBIT 12

                                       Pacific Telecom, Inc.
                         Computation of Ratio of Earnings to Fixed Charges
                                   (Dollar amounts in millions)
                                     Three
                                     Months
                                     Ended                   Year Ended December 31,
                                  September 30,     _________________________________________
                                      1996           1995     1994     1993     1992    1991
                                  ____________      ______   ______   ______   ______  ______
Earnings, as defined*:
Income from continuing operations
  before income taxes                $89.2          $186.6   $122.2   $ 82.9   $ 99.8  $120.4


Add:
 Fixed charges                        34.9            54.5     48.6     59.5     63.2    67.7
 Equity losses of less than 50%
   owned persons                         -               -        -        -      0.9     0.5
 Minority interest                     1.8             1.3        1      0.6      0.1     2.0
                                     _____           _____    _____    _____    _____   _____

  Total earnings                    $125.9          $242.4   $171.8   $143.0   $164.0  $190.6
                                     _____           _____    _____    _____    _____   _____
                                     _____           _____    _____    _____    _____   _____

Fixed charges:
  Interest                          $ 30.6          $ 42.3    $34.7   $ 44.3   $ 52.1  $ 55.0
  Interest portion of
    rental expense                     4.3            12.2     13.9     15.2     11.1    12.7
                                      ____            ____     ____    _____    _____    ____

    Total fixed charges             $ 34.9          $ 54.5    $48.6   $ 59.5   $ 63.2  $ 67.7
                                      ____            ____     ____    _____    _____    ____
                                      ____            ____     ____    _____    _____    ____

Ratio of earnings to fixed charges     3.6             4.4      3.5      2.4      2.6     2.8
                                      ____            ____     ____    _____    _____    ____
                                      ____            ____     ____    _____    _____    ____


* For the purpose of computing these ratios, "earnings" represents  the aggregate of (a) income from continuing operations before  income  taxes, (b)  fixed  charges, (c) equity  losses  of less than 50% owned persons and (d)  minority  interest. Equity losses of less than 50% owned persons are added to income from continuing  operations before income taxes since the Company does not guarantee the debt of such persons.  "Fixed Charges" consist of interest charges and an estimated amount representing the interest portion of rental expense.
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